Exhibit 10.6
AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT
This Amended and Restated Exclusive License Agreement (this “Agreement”) is effective as of September 13, 2019 (the “Effective Date”) by and between AquaBeam LLC, a California limited liability company having offices at 2995 Woodside Road, Suite 100, Woodside, California 94062 (“AquaBeam”), and PROCEPT BioRobotics Corporation, a California corporation having offices at 900 Island Dr #210, Redwood City, CA 94065 (“Procept”). AquaBeam and Procept may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, AquaBeam owns certain Patent Rights (as defined below) listed in Exhibit A attached hereto.
WHEREAS, Procept desires to enter an exclusive license with AquaBeam under such Patent Rights, and AquaBeam desires to grant an exclusive license to Procept in the Field (as defined below) thereunder, all in accordance with the terms and conditions of this Agreement;
WHEREAS, in connection with Procept’s activities in the Field, Procept has developed, and is developing, certain patents that claim priority to such Patent Rights, or that relate to AquaBeam’s activities outside the Field, and wishes to assign or grant licenses to AquaBeam outside the Field under such patents;
WHEREAS, AquaBeam and Procept are parties to that certain Exclusive License Agreement dated December 10, 2008 (the “Original Effective Date”), as amended on October 28, 2011 (the “First Amendment Date”) and March 4, 2019 (collectively as amended, the “Original License Agreement”); and
WHEREAS, the Parties now desire to amend and restate the Original License Agreement in its entirety to provide for certain additional rights of Procept in connection with the patents included within the Original License Agreement, as further set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, and intending to be legally bound, the parties agree as follows:
AGREEMENT
In consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AquaBeam and Procept hereby agree as follows:
1.    DEFINITIONS.
As used in this Agreement, (i) neutral pronouns and any derivations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural and vice versa, as the context may require; (ii) the words “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all exhibits, as the same may be amended from time to time, and not to any subdivision of this Agreement; (iii) the word “including” is not intended to be exclusive and means “including without limitation”; (iv) the word “days” means “calendar days,” unless otherwise stated; (iv) “Section” refers to sections and subsections in this Agreement; (iv) descriptive headings are inserted for convenience of reference only and do not constitute a part of and shall not be used in interpreting this Agreement; and (v) the following capitalized terms shall have the following meanings:
1.1    “Abandoned Cross-Field Infringement Action” shall have the meaning given in Section 3.2.2(d).
1.2    “Abandoned In-Field Infringement Action” shall have the meaning given in Section 3.2.3(c).
1.3    “Abandonment” shall have the meaning given in Section 3.1.3(a).

1.4    “Additional Licensee” shall mean any Person, including any Affiliate of AquaBeam, that obtains an exclusive license under the Licensed Patents directly from AquaBeam, subject to the terms of Section 5.4.
1.5    “Affiliate” shall mean, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” shall mean the possession of the power to cause the direction of the management and policies of a Party, whether through ownership of more than fifty percent (50%) of the outstanding voting securities of such Party, by contract or otherwise.
1.6    “AquaBeam Product” shall mean any item, service, work, device, component, process, contrivance, machine, instrument, apparatus, implement, equipment, technology or other product or component thereof (whether developed or commercialized by AquaBeam, its Affiliates or any Additional Licensee) the development, manufacture, use, sale or other exploitation of which, absent a license granted under this Agreement, would infringe a Procept Patent Valid Claim.
1.7    “Bankrupt Party” shall have the meaning given in Section 8.3.
1.8    “Breaching Party” shall have the meaning given in Section 8.2.
1.9    “Confidential Information” shall mean any and all Know-How and other non-public and proprietary materials, products, processes or information, including research, product plans, manufacturing processes, manufacturing or operating costs, services, software, hardware, customer lists, price lists, business plans, marketing plans or financial information, that is or are disclosed or supplied by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement. Disclosures by a Party’s Affiliate shall be deemed disclosures by that Party, and disclosures to a Party’s Affiliate shall be deemed disclosures to that Party.
Notwithstanding the foregoing, Confidential Information shall not include any part of the foregoing that the Receiving Party can prove:
1.9.1    was already known to the Receiving Party as evidenced by the Receiving Party’s competent, contemporaneous written records, other than any portion of such information that was under an obligation of confidentiality at the time of its disclosure;
1.9.2    was generally available to the public or was otherwise part of the public domain at the time of disclosure of such information to the Receiving Party;
1.9.3    became generally available to the public or otherwise becomes part of the public domain after disclosure of such information to the Receiving Party, other than by breach of this Agreement by the Receiving Party or by anyone to whom the Receiving Party disclosed such information; or
1.9.4    was subsequently lawfully disclosed to the Receiving Party by a third party other than in breach of a confidentiality obligation of such third party to the Disclosing Party.
1.10    “Cross-Field Infringement Action” shall have the meaning given in Section 3.2.2(a).
1.11    “Discontinued Patent” shall have the meaning given in Section 3.1.3(a).
1.12    “Dispute” shall have the meaning given in Section 9.2.
1.13    “Field” shall mean all uses, including diagnostic, prophylactic, therapeutic and other uses, related to urology.
1.14    “Foundational Patents” shall mean the Patent Rights listed in Exhibit A attached hereto.
1.15    “In-Field Infringement Action” shall have the meaning given in Section 3.2.3(a).
1.16    “Know-How” shall mean inventions, ideas, discoveries, data, instructions, designs, concepts, drawings, prototypes, information, components, processes, methods, tools, developments, innovations, techniques, materials, technology, protocols, procedures, results, formulae, templates, devices, assemblies, modules, algorithms, trade secrets, computer program code or other know-how, whether or not patentable, and invention disclosures, improvements, modifications or refinements thereof.
1.17    “Licensed Patents” shall mean: (a) the Foundational Patents and all Patent Rights that are assigned to AquaBeam pursuant to Section 2.1; and (b) all Patent Rights owned by AquaBeam that claim any methods, apparatus, or systems for the delivery of energy to tissue by directing a liquid fluid stream at the tissue and that are filed on or after the First Amendment Date until the earlier of (i) the tenth anniversary of the First Amendment Date or (ii) the date on which all or substantially all of AquaBeam’s assets, stock or business is acquired by a third party. For clarity, as of the Effective Date, AquaBeam represents and warrants to Procept that it does not own any Patent Rights other than the Foundational Patents.
1.18    “Licensed Product” shall mean any item, service, work, device, component, process, contrivance, machine, instrument, apparatus, implement, equipment, technology or other product or component thereof the development, manufacture, use, sale or other exploitation of which, absent a license granted under this Agreement, would infringe a Valid Claim.
1.19    “Non-Breaching Party” shall have the meaning given in Section 8.2.
1.20    “Patent Rights” shall mean: (a) a pending application for a patent, including any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof; or (b) an issued, unexpired patent (with the term “patent” being deemed to encompass an inventor’s certificate or invention disclosure), including any substitution, extension, registration, confirmation, reissue, re-examination, renewal, supplemental protection certificate or any like filing thereof.
1.21    “Payment Amount” shall have the meaning given in Section 3.1.2.
1.22    “Person” shall mean a natural person, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative, association or other form of business organization, trust, estate or any other entity, other than a governmental authority.
1.23    “Pro Rata Percentage” shall mean the percentage obtained by multiplying 100% by a fraction the numerator of which equals one (1) and the denominator of which equals the number of Persons (without duplication) included in the group consisting of Procept and all Additional Licensees (which percentage shall be adjusted whenever AquaBeam licenses the Licensed Patents to a new Additional Licensee). By way of example, if on the first anniversary of the Effective Date, AquaBeam has licensed rights under the Licensed Patents to Procept and three (3) Additional Licensees, the Pro Rata Percentage shall be 25% and at any time thereafter that AquaBeam licenses rights under the Licensed Patents to one (1) more Additional Licensee, the Pro Rata Percentage shall become 20%. As of the Effective Date, Procept is the only licensee of AquaBeam under the Licensed Patents and the Pro Rata Percentage at the Effective Date is 100%.
1.24    “Procept Patents” shall mean all Patent Rights owned by Procept as a result of its own research and development activities that claim any methods, apparatus, or systems for the delivery of energy to tissue by directing a liquid fluid stream at the tissue and that are filed on or after the Original Effective Date until the earlier of (a) the tenth anniversary of the First Amendment Date or (b) the date on which all or substantially all of Procept’s assets, stock or business is acquired by a third party. For clarity, (i) Procept Patents shall not include any Patent Rights that are owned by Procept as a result of an acquisition or purchase of such Patent Rights from any Third Party and (ii) the Procept Patents as of the Effective Date are listed on Exhibit B hereto.
1.25    “Procept Patent Valid Claim” shall mean a claim (a) of an issued and unexpired patent within the Procept Patents that has not been disclaimed or found to be unpatentable, invalid or unenforceable by a final decision of a court or other authority from which no appeal has been taken or can be taken; or (b) of an application within the Procept Patents that has not been cancelled, withdrawn or abandoned or pending for more than eleven (11) years.
1.26    “Senior Executives” shall have the meaning given in Section 9.2.

1.27    “Term” shall have the meaning given in Section 8.1.
1.28    “Valid Claim” shall mean a claim (a) of an issued and unexpired patent within the Licensed Patents that has not been disclaimed or found to be unpatentable, invalid or unenforceable by a final decision of a court or other authority from which no appeal has been taken or can be taken; or (b) of an application within the Licensed Patents that has not been cancelled, withdrawn or abandoned or pending for more eleven (11) years.
2.    LICENSED PATENTS; LICENSE.
2.1    Assignment by Procept. Procept does hereby expressly and irrevocably assign, convey and transfer to AquaBeam, without compensation, Procept’s entire right, title and interest in and to any and all Patent Rights that claim priority to any of the Foundational Patents listed in Exhibit A, as amended. The foregoing assignment and transfer shall occur instantly and automatically upon Procept’s acquisition of such Patent Rights and shall not require any further deeds or documents to be exchanged between Procept and AquaBeam; provided, however, that upon the request of AquaBeam, Procept shall execute and deliver (and have executed and delivered by its employees, consultants and agents) any and all declarations, applications, assignments and other documents, and provide all other assistance, that AquaBeam reasonably determines may be necessary or desirable to apply for, obtain, protect, perfect or enforce AquaBeam’s ownership of all rights, title, and interest in and to such Patent Rights. All of the foregoing-described Patent Rights that are assigned to and owned by AquaBeam shall automatically be included within the scope of this Agreement as Licensed Patents.
2.2    Recordkeeping, Notice. Procept shall maintain, and shall cause its employees, agents and consultants to maintain, records in sufficient detail and in good scientific manner so as to be appropriate for patent, regulatory and/or scientific purposes, which records shall fully and properly reflect all Know-How discovered, created, developed, conceived, reduced to practice or otherwise generated by employees, agents and consultants of Procept. Procept shall require its employees, agents and consultants to disclose in writing to Procept all Know-How promptly after the development, making, conception or reduction to practice of such Know-How, and Procept shall ensure that all such employees, agents and consultants are bound by contract to assign all such Know-How to Procept. From time to time during the Term, the Parties shall update and revise Exhibit A to list any new Patent Right included within the Licensed Patents, whether as a continuation-in-part, renewal, substitution or the like of any of the Foundational Patents, or whether as a new patent application, inventor’s certificate or invention disclosure assigned by Procept to AquaBeam and included within the Licensed Patents pursuant to Section 2.1.
2.3    Licenses Granted to Procept and to AquaBeam.
2.3.1    License to Procept. Subject to the terms of this Agreement, AquaBeam hereby grants to Procept an exclusive (even as to AquaBeam and its Affiliates), worldwide, royalty-free license, with the right to sublicense to multiple tiers, under the Licensed Patents to research, develop, use, promote, make, have made, market, offer to sell, sell, have sold, import, export, distribute and otherwise exploit Licensed Products in the Field (as the Field may be expanded as provided in Section 2.5).
2.3.2    License to AquaBeam. Subject to the terms of this Agreement, Procept hereby grants to AquaBeam an exclusive (even as to Procept and its Affiliates), worldwide, royalty-free license, with the right to sublicense to multiple tiers, under the Procept Patents to research, develop, use, promote, make, have made, market, offer to sell, sell, have sold, import, export, distribute and otherwise exploit AquaBeam Products outside the Field (as the Field may be expanded as provided in Section 2.5). Notwithstanding the foregoing, AquaBeam acknowledges the execution of the exclusive license agreement between Procept and HydroCision LLC dated March 4, 2019 (the “HydroCision License”), and agrees that with respect to Procept Patents that arise from the HydroCision License, the license granted to AquaBeam under this Section 2.3.2 shall be non-exclusive solely with respect to HydroCision in the fields of tenotomy, spinal fusion, spinal discectomy and thrombectomy.
2.3.3    Additional Licensees. Subject to the terms and conditions of this Agreement, and all of Procept’s rights hereunder, AquaBeam may grant licenses under the Licensed Patents and AquaBeam’s rights under the Procept Patents, to Additional Licensees outside the Field. AquaBeam shall notify Procept in writing within thirty (30) days following the grant of any license to an Additional Licensee, and shall include in such notice the identity of the Additional Licensee, whether such license is exclusive or non-exclusive, and the fields of use in which such license has been granted.
2.4    Consideration. In consideration for the rights and licenses granted by AquaBeam to Procept hereunder, Procept shall pay patent prosecution and maintenance costs in accordance with Section 3.1.2.
2.5    Rights of First Negotiation. From the First Amendment Date until the earlier of (a) the tenth anniversary of the First Amendment Date or (b) the date on which all or substantially all of AquaBeam’s assets, stock or business is acquired by a non-Affiliate third party, if AquaBeam or its Affiliate desires to grant to a non-Affiliate third party any license rights under the Licensed Patents in any field of use other than the Field (“Other Field”), AquaBeam or such Affiliate shall grant to Procept a first right of negotiation for such license rights in the Other Field. If AquaBeam desires to grant such license rights in the Other Field, AquaBeam or such Affiliate shall give Procept written notice of the same. Procept shall have thirty (30) days to determine and to notify AquaBeam or such Affiliate in writing whether Procept desires to negotiate license rights in such Other Field. Failure by Procept to provide such written notice to AquaBeam or such Affiliate within such thirty (30) day period shall be deemed to be a rejection by Procept of AquaBeam’s or its Affiliate’s offer to negotiate license rights in such Other Field. If Procept rejects (or is deemed to reject) AquaBeam’s or such Affiliate’s offer to negotiate for license rights in the Other Field, or if Procept accepts AquaBeam’s or such Affiliate’s offer to negotiate for such license rights within the 30-day period but AquaBeam (or its Affiliate, as the case may be) and Procept are unable, after negotiating in good faith, to reach agreement on license rights in such Other Field within sixty (60) days of the date Procept notified AquaBeam or its Affiliate of Procept’s desire to negotiate license rights in such Other Field, then AquaBeam or its Affiliate shall have no further obligation to Procept with respect to license rights in such Other Field and AquaBeam or its Affiliate may, at any time thereafter, grant any license rights in such Other Field to any third party, subject to Section 5.4 hereof. AquaBeam shall ensure any agreement under which it grants rights to any Affiliate in any Licensed Patents requires such Affiliate agree to the provisions of this Section 2.5.
2.6    Residuals. The Parties acknowledge that Nikolai Aljuri, Ph.D. (“Dr. Aljuri”) may use Residuals for the purposes (a) solely outside the Field and (b) to the extent provided by applicable law. Accordingly, subject to Dr. Aljuri’s obligations of confidentiality and non-use as set forth in Article 4 of this Agreement and in his employment or other agreements with Procept, Procept hereby waives any obligation to the contrary solely for the benefit of Dr. Aljuri. For purposes of the foregoing, “Residuals” means any Know-How retained by Dr. Aljuri in his unaided memory, including information of general application, but excludes any reference or reliance on written, electronic or physical materials, data or documentation (“Excluded Materials”).
2.7    No Other Rights; No Implied Licenses. Except as expressly granted and provided in this Agreement, under no circumstances shall either Party, as a result of this Agreement, obtain any ownership interest, license or other right in any Know-How, Patent Rights, trademarks, copyrights or other proprietary information or intellectual property rights of the other Party and no rights or licenses with respect to any such Know-How, Patent Rights, trademarks, copyrights or other proprietary information (including Excluded Materials) or intellectual property shall be deemed granted hereunder or in connection herewith. Without limiting the foregoing, no license or right is granted or deemed granted to Procept under the Licensed Patents outside the Field. For the avoidance of doubt, AquaBeam shall retain and reserves all rights that are not explicitly granted to Procept herein, including the sole and exclusive right to use and exploit Licensed Patents, including the right to grant licenses and sublicenses, exclusively or non-exclusively, to any Affiliate of AquaBeam or other Person for any use, purpose or application, outside the Field. With the exception of the Patent Rights described in the first sentence of Section 2.1, Procept shall have and retain all right, title and interest in and to (a) all Know-How discovered, created, developed, conceived, reduced to practice or otherwise generated by Procept or any of its employees, consultants or agents on or after the Original Effective Date, and (b) any and all Patent Rights other than those described in the first sentence of Section 2.1, including all Procept Patents, that claim, cover or are directed to any such Know-How in subclause (a), that are filed by Procept or any of its employees, consultants or agents on or after the First Amendment Date. For the avoidance of doubt, the Parties expressly acknowledge and agree that any discovery, idea, development, invention or improvement, and all intellectual property rights in any of the foregoing that is or has been discovered, created, developed, conceived, reduced to practice or otherwise generated following the Original Effective Date by Dr. Aljuri but for so long as he remains an employee of Procept, who is a co-founder of Procept and AquaBeam, either individually or jointly with other employees, consultants or agents of Procept, as a result of any activities of

Dr Aljuri in the Field or in connection with the practice of the Licensed Patents shall be deemed to have been created in his role as an employee of Procept, and not in any capacity as a co-founder of AquaBeam, and shall be subject to the terms of Dr Aljuri’s agreements with Procept.
3.    LICENSED PATENT MAINTENANCE AND ENFORCEMENT.
3.1    Prosecution and Maintenance.
3.1.1    Rights and Responsibilities. Except upon an Abandonment, AquaBeam shall be responsible for the preparation, filing, prosecution and maintenance of the Licensed Patents in every jurisdiction worldwide, and for determining strategy with respect thereto (collectively “Prosecution and Maintenance”), and for activities related to interferences, inter partes proceedings, reexaminations, reissues, oppositions, appeals, revocations, requests for patent term extension or other administrative proceedings (collectively “Other Patent Proceedings”) relating to the Licensed Patents. Notwithstanding the foregoing, the Parties acknowledge and agree that in general, prior to and as of the Effective Date, Procept, and not AquaBeam, has been primarily responsible for all of the activities set forth in the preceding sentence in connection with the Licensed Patents and Procept Patents, and that in relation to such activities, Procept has acted with AquaBeam’s consent, and has appropriately taken into account AquaBeam’s comments and input in relation thereto and will continue to do so subject to the following:
(a)    If at any time following the Effective Date, AquaBeam elects to resume control of such activities with respect to the Licensed Patents, it shall provide written notice to Procept referencing this Section 3.1.1 and the date after which it will resume such control. In such case, AquaBeam agrees to act in a commercially reasonable manner (taking into consideration its role as licensor to Procept and any Additional Licensees) with respect to all such activities. AquaBeam shall keep Procept apprised of any material and non-ministerial activities related to the Licensed Patents by providing Procept with copies of official actions, amendments and responses with respect to the Prosecution and Maintenance of the Licensed Patents. Procept shall have the right, at its expense, to make recommendations to AquaBeam concerning material activities related to the Prosecution and Maintenance of the Licensed Patents and AquaBeam shall take into account all good faith recommendations and incorporate all reasonable comments made by Procept with respect to such activities unless AquaBeam concludes in good faith that such comments would be likely to have a material adverse effect on the Licensed Patents, and notifies Procept of such belief and its reasonable basis therefor. AquaBeam may, subject to the foregoing obligation to incorporate Procept’s comments, in its discretion, take into account the good faith recommendations of Additional Licensees with respect to the same, solely to the extent such comments apply to such Additional Licensee’s fields of use, and provided that such comments are not reasonably likely to adversely impact Procept’s rights in such Licensed Patents in the Field. In connection with any Other Patent Proceedings relating to the Licensed Patents, Procept shall have the right to be represented by its own counsel, and AquaBeam shall consider in good faith and incorporate Procept’s reasonable comments in connection therewith, unless AquaBeam concludes in good faith that such comments would be likely to have a material adverse effect on the Licensed Patents, and notifies Procept of such belief and its reasonable basis therefor. Any input provided by Procept to AquaBeam with respect to the Prosecution and Maintenance of the Licensed Patents shall be deemed to be the Confidential Information of AquaBeam. Any dispute regarding incorporation of Procept’s comments in connection with Prosecution and Maintenance or Other Patent Proceedings in connection with the Licensed Patents shall be escalated for resolution in accordance with Section 9.2.
(b)    If, when Procept is conducting Prosecution and Maintenance, Procept may notify AquaBeam that it does not intend to file or continue the prosecution of a given Licensed Patent in one or more countries or jurisdictions outside the European Union (including the United Kingdom) or the United States (each, an “Abandoned Jurisdiction”). AquaBeam shall have fifteen (15) days following the date of Procept’s notice to confirm in writing whether it wishes to file or continue prosecution of such Licensed Patent in such Abandoned Jurisdiction. If AquaBeam provides such notice, the Parties shall discuss and agree upon who continues to conduct the Prosecution and Maintenance in such Abandoned Jurisdiction, and (i) thereafter AquaBeam shall be solely responsible for all costs and expenses (including attorneys’ fees) associated with the Prosecution and Maintenance of such Licensed Patent in such Abandoned Jurisdiction, and (ii) the licenses to Procept under such Licensed Patent shall terminate, solely in such Abandoned Jurisdiction.
3.1.2    Payment of Fees.
(a)    On a monthly basis during the Term, and to the extent not already paid by Procept, AquaBeam shall invoice Procept for the amount equal to the Pro Rata Percentage of all costs and expenses (including attorneys’ fees) incurred after the Effective Date in connection with the Prosecution and Maintenance of the Licensed Patents in the preceding month (the “Payment Amount”). Procept shall pay the Payment Amount to AquaBeam within thirty (30) days of the date of invoice. Notwithstanding anything herein to the contrary, if Procept provides AquaBeam at least sixty (60) days prior written notice that it no longer desires to share the Pro Rata Percentage of the costs and expenses incurred after the effective date of such notice with respect to the Prosecution and Maintenance of any specific patent application or patent within the Licensed Patents, then from and after the effective date of such notice Procept shall have no further obligation for such costs and expenses and such patent application (and any patents arising therefrom) and/or patent shall be excluded from the Licensed Patents for all purposes hereunder. Any notice given in accordance with the prior sentence shall identify with specificity (i) the particular patent application(s) and/or patent(s) and (ii) the effective date thereof.
(b)    If Procept is responsible for Prosecution and Maintenance activities for the Licensed Patents and there is any Additional Licensee(s), Procept shall invoice AquaBeam for an amount equal to the product of 1.00 minus the Pro Rata Percentage (represented as a percentage) times all costs and expenses (including attorneys’ fees) incurred for such Prosecution and Maintenance.
(c)    Any amounts outstanding more than sixty (60) days past the date of the invoice hereunder will be subject to a late fee equal to one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, determined and compounded on a monthly basis from the date due until the date paid.
3.1.3    Abandonment.
(a)    If AquaBeam decides to discontinue Prosecution and Maintenance of any Patent Right within the Licensed Patents for which it has resumed control pursuant to Section 3.1.1 (including a Patent Right in any specific country or jurisdiction) (a “Discontinued Patent”), then during the Term, AquaBeam shall give prompt written notice to Procept (and to any Additional Licensees) of AquaBeam’s decision to so discontinue (an “Abandonment”), which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Discontinued Patent with the applicable patent office. In such notice to Procept, AquaBeam shall inform Procept of the identity of all Additional Licensees, if not already notified to Procept. Procept shall then have the right, but not the obligation, to assume responsibility for the future Prosecution and Maintenance of such Discontinued Patent, subject to the remaining terms of this Section 3.1.3.
(b)    Procept shall give prompt written notice to AquaBeam and all Additional Licensees (if any) whether Procept desires to assume responsibility for the future Prosecution and Maintenance of any Discontinued Patent. If Procept elects not to assume such prosecution responsibility, then AquaBeam may offer such right to any Additional Licensee, who may assume such responsibility subject to Procept’s rights under Section 3.1.1. If Procept delivers such notice, then AquaBeam shall promptly assign to Procept the Discontinued Patent and Procept shall thereafter proceed with the Prosecution and Maintenance thereof at its sole cost and expense, subject to the rights of Additional Licensees (including the comment rights set forth in Section 3.1.1). For the sake of clarity, if AquaBeam rescinds its Abandonment prior to receiving notice of assumption of responsibility, then the terms of this Section 3.1.3 shall no longer apply and AquaBeam shall remain responsible for Prosecution and Maintenance of the applicable Discontinued Patent as provided in Section 3.1.1.
(c)    In the event Procept undertakes responsibility for Prosecution and Maintenance of any Discontinued Patent in accordance with this Section 3.1.3, AquaBeam shall execute such documents of transfer or assignment and perform such acts as may be reasonably necessary to transfer ownership of the Discontinued Patent to Procept (or any Additional Licensees electing to continue the Prosecution and Maintenance, if applicable) and shall reasonably cooperate to enable Procept or any such Additional Licensees to continue Prosecution and Maintenance of the Discontinued Patent; provided, however, Procept (and the Additional Licensees, as applicable) shall reimburse AquaBeam for all expenses incurred by AquaBeam in performing such acts and providing such cooperation. Following such assignment to Procept (or any Additional Licensee, if applicable), AquaBeam shall have no further rights in or license under the applicable Discontinued Patent.
(d)    Notwithstanding the foregoing, AquaBeam may elect not to prepare and file in one or more jurisdiction a patent application that would become a Licensed Patent without having such potential patent application be deemed to be a Discontinued Patent. However, Procept may request that AquaBeam file and pursue Prosecution and Maintenance of a patent application that would become a Licensed Patent in any jurisdiction where AquaBeam is not then-currently prosecuting such patent application if, in Procept’s reasonable judgment, such filing and Prosecution and Maintenance is necessary or useful for Procept’s exercise of its license in the Field under this Agreement. If Procept makes such request and AquaBeam declines to file and pursue Prosecution and Maintenance of such patent application in such jurisdiction, Procept shall have the right to require AquaBeam to pursue such Prosecution and Maintenance in such jurisdiction provided that Procept shall reimburse AquaBeam within thirty (30) following receipt of an invoice for all reasonable expenses to be incurred by AquaBeam related thereto, provided that AquaBeam shall have no obligation to continue any such Prosecution and Maintenance activities in such jurisdiction if Procept fails to make such payments in a timely fashion.
3.2    Infringement of Licensed Patents by a Third Party.
3.2.1    Notice. During the Term, each Party shall notify the other Party in writing of any actual or suspected infringement by a third party of the Licensed Patents as soon as practicable after such Party becomes aware of such infringement. Such written notice shall set forth the facts of the infringement in reasonable detail and shall include all available evidence supporting such known or suspected infringement.
3.2.2    Ex-Field and Cross-Field Infringement Action.
(a)    If infringement or potential infringement by a third party of the Licensed Patents is occurring entirely outside the Field AquaBeam shall have the first right, but not the obligation, to institute, prosecute and control an action against such third party for such infringement of Licensed Patents, unless Procept notifies AquaBeam in writing within sixty (60) days of becoming aware of such infringement that it reasonably believes that AquaBeam’s institution and control of such action would materially adversely impact Procept’s rights in the Licensed Patents. If AquaBeam elects to prosecute such an infringement action, AquaBeam shall be entitled to employ counsel of its choosing and shall control all aspects of such action, including the right to enter into any settlement, consent judgment or other voluntary final disposition respecting such action, provided that (i) AquaBeam shall keep Procept reasonably informed of the progress of such action in a timely fashion, and shall consider and incorporate Procept’s comments in good faith in connection with any aspect of such action that is reasonably likely to impact the Licensed Patents (and Procept’s rights thereunder) in the Field, and (ii) AquaBeam shall not enter into any settlement of an infringement action outside the Field that would materially adversely affect Procept’s rights or interests (including by any action that would impact the validity of any claim of a Licensed Patent) without the written consent of Procept, which consent shall not be unreasonably withheld.
(b)    If infringement or potential infringement by a third party of the Licensed Patents is occurring both within and outside the Field (a “Cross-Field Infringement Action”), then (i) if at such time AquaBeam nor any Additional Licensee is developing or commercializing any products that are covered by the Licensed Patents, Procept will have the first right, but not the obligation to control such Cross Field Infringement Action, and (ii) if AquaBeam or any Additional Licensee is at such time developing or commercializing any products that are covered by the Licensed Patents, then the Parties will discuss and agree which Party shall institute, prosecute and control such Cross-Field Infringement Action. The Party controlling such infringement action (the “Controlling Party”) shall be entitled to employ counsel of its choosing and shall control all aspects of such action, including the right to enter into any settlement, consent judgment or other voluntary final disposition respecting such action, provided that (A) the other Party shall have the right to be represented by its own counsel in connection with such action, at its expense, (B) the Controlling Party shall keep the other Party reasonably informed of the progress of such action in a timely fashion, and shall consider and incorporate such other Party’s comments in good faith in connection with any aspect of such action that is reasonably likely to impact such other Party’s rights in the Licensed Patents, and (C) the Controlling Party shall not enter into any settlement of a Cross-Field Infringement Action that would materially adversely affect the other Party’s rights or interests under this Agreement (including by any action that would impact the validity of any claim of a Licensed Patent) without the written consent of such other Party, which consent shall not be unreasonably withheld.
(c)    The cost sharing arrangements and non-payment remedies set forth in Section 3.1.2 shall apply with respect to the expenses incurred by the Controlling Party in prosecuting any Cross-Field Infringement Action, and the non-Controlling Party shall be responsible for, and shall pay to the Controlling Party, the Pro Rata Percentage of such expenses (as if such Controlling Party was AquaBeam, mutatis mutandis). The non-Controlling Party shall share in all monetary awards (after the Controlling Party’s costs and expenses have been fully paid) resulting from such Cross-Field Infringement Action, or settlement thereof, in an amount equal to the Pro Rata Percentage of any such awards. The non-Controlling Party shall provide reasonable cooperation and assistance and shall execute such legal papers and perform any other acts relating to the Controlling Party’s prosecution of any Cross-Field Infringement Action as may be reasonably requested by the Controlling Party and shall furnish a power of attorney or shall join in or be named as a party to such Cross-Field Infringement Action if and as necessary to enable the Controlling Party to prosecute such Cross-Field Infringement Action; provided, that the Controlling Party shall reimburse the non-Controlling Party for all expenses incurred by such non-Controlling Party in providing such cooperation and assistance. For the avoidance of doubt, Procept’s rights and responsibilities under this Section 3.2.2(b) (including the rights to participate in, share awards from and consent to settlement of Cross-Field Infringement Actions) shall only apply to Cross-Field Infringement Actions and except as set forth in Section 3.2.2(a), Procept shall have no rights or responsibilities with respect to any action against third party infringement of Licensed Patents that is occurring entirely outside the Field.
(d)    If neither Procept nor AquaBeam elects to prosecute a Cross-Field Infringement Action (an “Abandoned Cross-Field Infringement Action”), AquaBeam shall promptly provide notice of the same to any affected Additional Licensee (i.e., such Additional Licensees in whose fields of use the infringement is occurring). Thereafter, such affected Additional Licensees shall have the right, but not the obligation, to assume all future responsibility with respect to prosecuting such Abandoned Cross-Field Infringement Action as if such Additional Licensee were a Controlling Party under Section 3.2.2(b) (and shall be responsible for all fees and expenses related thereto), subject to the rights of Procept and AquaBeam as non-Controlling Parties in relation thereto.
(e)    If there is a dispute as to (i) whether a Party’s institution and control of an infringement action in accordance with this Section 3.2.2 would materially adversely impact the other Party’s rights in the Licensed Patents, or (ii) which Party will be the Controlling Party with respect to any Cross-Field Infringement Action under Section 3.2.2(b), then the Parties shall refer such dispute for resolution to a mutually agreed independent patent attorney with no less than twenty (20) years of patent prosecution and/or patent litigation experience in the biomedical device fields (“Expert Determination”). The Parties shall use their best efforts to conclude any Expert Determination within ninety (90) days following referral of the dispute, and if unable to be resolved by Expert Determination (or if the Parties are unable to mutually agree upon a suitable expert, the dispute shall be referred for final resolution under Section 9.2.
3.2.3    In-Field Infringement Action.
(a)    If infringement or potential infringement by a third party of the Licensed Patents is occurring exclusively within the Field (and not outside the Field), then AquaBeam and Procept shall confer with each other regarding a course of action, including but not limited to, sending a cease-and-desist letter or filing a legal action, to terminate such infringement of the Licensed Patents in the Field.
(b)    Unless AquaBeam and Procept agree to jointly institute an action against third party infringement of Licensed Patents that is occurring exclusively within the Field (an “In-Field Infringement Action”) (in which case, such jointly instituted In-Field Infringement Action shall be managed in accordance with terms mutually agreed by both Parties), Procept shall have the first right, but not the obligation, to institute, prosecute and control an In-Field Infringement Action at its sole expense. If Procept elects to prosecute an In-Field Infringement Action, Procept shall be entitled to employ counsel of its choosing, shall control all aspects of such In-Field Infringement Action, including the right to enter into any settlement, consent judgment or other voluntary final disposition respecting such action, and shall be entitled to all monetary awards resulting from such In-Field Infringement Action or settlement thereof; provided, however that Procept shall not enter into any settlement of an In-Field Infringement Action that would materially adversely affect AquaBeam’s rights or interests (including by any action that would impact the validity of any claim of a Licensed Patent) without the written consent of AquaBeam, which consent shall not be unreasonably withheld. AquaBeam shall provide reasonable cooperation and assistance and shall execute such legal papers and perform any other acts relating to Procept’s prosecution of any In-Field Infringement Action as may be reasonably requested by Procept and shall furnish a power of attorney or shall join in or be named as a party to such In-Field Infringement Action if and as necessary to enable Procept to prosecute such In-Field Infringement Action; provided that Procept shall reimburse AquaBeam for all expenses incurred by AquaBeam in providing such cooperation and assistance.
(c)    If Procept elects not to institute, prosecute and control an In-Field Infringement Action or, within three (3) months after becoming aware of such infringement, Procept has not obtained a discontinuance of such infringement, has not filed suit against the alleged infringer, or has not provided AquaBeam with information and arguments demonstrating to AquaBeam’s reasonable satisfaction that there is insufficient basis for the allegation of infringement, then AquaBeam shall have the right, but not the obligation, to institute, prosecute and control such In-Field Infringement Action that Procept has failed to pursue (an “Abandoned In-Field Infringement Action”) at AquaBeam’s sole expense. If AquaBeam elects to prosecute an Abandoned In-Field Infringement Action, AquaBeam shall be entitled to employ counsel of its choosing and shall control all aspects of such Abandoned In-Field Infringement Action, including the right to enter into any settlement, consent judgment or other voluntary final disposition respecting such action; provided, however that AquaBeam shall not enter into any settlement of an Abandoned In-Field Infringement Action that would materially adversely affect Procept’s rights or interests under this Agreement (including by any action that would impact the validity of any claim of a Licensed Patent) without the written consent of Procept, which consent shall not be unreasonably withheld. Procept shall be entitled to all monetary awards (after AquaBeam’s reasonable costs and expenses associated with such action have been fully paid) resulting from such Abandoned In-Field Infringement Action, or settlement thereof.
3.3    Procept Patents.
3.3.1    Prosecution and Maintenance of Procept Patents
(a)    Except upon a Procept Patent Abandonment, Procept shall be responsible, at its sole discretion, for the Prosecution and Maintenance of the Procept Patents in every jurisdiction worldwide, and for determining strategy with respect thereto, and for activities related to Other Patent Proceedings relating to the Procept Patents. Procept agrees to act in a commercially reasonable manner with respect to the Prosecution and Maintenance of the Procept Patents. Procept shall keep AquaBeam apprised of any material and non-ministerial activities related to the Procept Patents by providing AquaBeam with copies of official actions, amendments and responses with respect to the Prosecution and Maintenance of the Procept Patents. AquaBeam shall have the right to make reasonable recommendations to Procept concerning material activities related to the Prosecution and Maintenance of the Procept Patents to the extent not relating to the Field, and Procept shall consider in good faith such recommendations made by AquaBeam with respect to such activities. Any input provided by AquaBeam to Procept with respect to the Prosecution and Maintenance of the Procept Patents shall be deemed to be the Confidential Information of Procept.
(b)    Abandonment. If Procept decides to discontinue Prosecution and Maintenance of any Patent Right within the Procept Patents (a “Discontinued Procept Patent”), then during the term of the license grant under Section 2.3.2 (as provided in Section 8.4.1), Procept shall give prompt written notice to AquaBeam of Procept’s decision to so discontinue (a “Procept Patent Abandonment”), which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Discontinued Procept Patent with the applicable patent office. At Procept’s sole discretion, Procept may offer AquaBeam the right to assume responsibility for Prosecution and Maintenance of such Discontinued Procept

Patent. If Procept makes such an offer, AquaBeam shall then have the right, but not the obligation, to assume all future responsibility for the Prosecution and Maintenance of such Discontinued Procept Patent; provided, however, AquaBeam shall provide written notice to Procept of its election to assume such Prosecution and Maintenance responsibility for such Discontinued Procept Patent. If AquaBeam assumes responsibility for such Prosecution and Maintenance, in Procept’s name, it shall proceed with the Prosecution and Maintenance thereof at its sole expense. Procept shall reasonably cooperate to enable AquaBeam to continue Prosecution and Maintenance of the Discontinued Procept Patent; provided, however, AquaBeam shall reimburse Procept for all expenses incurred by Procept in performing such acts and providing such cooperation.
3.3.2    Infringement of Procept Patents by a Third Party
(a)    Notice. During the term of the license grant under Section 2.3.2 (as provided in Section 8.4.1), each Party shall notify the other Party in writing of any actual or suspected infringement by a third party of the Procept Patents as soon as practicable after such Party becomes aware of such infringement. Such written notice shall set forth the facts of the infringement in reasonable detail and shall include all available evidence supporting such known or suspected infringement.
(b)    Infringement Within and Outside Field. With respect to any infringement of the Procept Patents solely within the Field, Procept shall have the sole right to prosecute and control any such infringement action, and shall have no obligations to AquaBeam in connection with such action. If infringement or potential infringement by a third party of the Procept Patents is occurring both within and outside the Field (a “Procept Cross-Field Infringement Action”), the terms of Section 3.2.2(b) and Section 3.2.2(c) of the Agreement (as amended) shall apply to and be binding on Procept (in its capacity as licensor) and AquaBeam (in its capacity as licensee) mutatis mutandis, except that Procept, and not AquaBeam shall have the first right, but not the obligation, to prosecute such Procept Cross-Field Infringement Action, even if AquaBeam or any Additional Licensee is at such time developing or commercializing products covered by such Procept Patents outside the Field.
(c)    Infringement Entirely Outside Field. If infringement or potential infringement by a third party of the Procept Patents is occurring exclusively outside the Field (and not within the Field), then Procept and AquaBeam shall confer with each other regarding a course of action, including but not limited to, sending a cease-and-desist letter or filing a legal action, to terminate such infringement of the Procept Patents outside the Field. Unless Procept and AquaBeam agree to jointly institute an action against third party infringement of Procept Patents that is occurring exclusively outside the Field (in which case, such jointly instituted action shall be managed in accordance with terms mutually agreed by both Parties), AquaBeam shall have the first right, but not the obligation, to institute, prosecute and control such action (outside the Field) at its sole expense, with Procept’s prior written consent, not to be unreasonably withheld, provided that it shall be reasonable for Procept to withhold its consent if Procept reasonably believes that AquaBeam’s instituting such action would be likely to adversely impact Procept’s rights in the Licensed Patents. If AquaBeam institutes such an action with Procept’s consent, the terms of Section 3.2.3 of the Agreement (as amended ) shall apply to and be binding on Procept (in its capacity as licensor) and AquaBeam (in its capacity as licensee) mutatis mutandis.
4.    CONFIDENTIALITY.
4.1    Obligations Regarding Confidential Information. The Receiving Party shall not use any Confidential Information provided by the Disclosing Party except as necessary for the Receiving Party to exercise its rights or perform its obligations under this Agreement. The Receiving Party shall not disclose Confidential Information provided by the Disclosing Party to others (except to its employees, consultants, agents and Affiliates who reasonably require disclosure of such Confidential Information to enable the Receiving Party to exercise its rights or perform its obligations hereunder and who are bound to the Receiving Party by like obligations as to confidentiality no less stringent than those set forth herein) without the prior written permission of the Disclosing Party. The Receiving Party shall treat all Confidential Information with the same degree of care as the Receiving Party accords its own information or materials of a similar nature, but in no case less than reasonable care. The Receiving Party shall not copy any Confidential Information except as necessary to enable the Receiving Party to use Confidential Information as permitted hereunder, and shall ensure that each such copy shall contain and state the same confidential or proprietary notices or legends which appear on the original. The Receiving Party shall immediately give notice to the Disclosing Party of, and shall assist the Disclosing Party in remedying, any unauthorized use or disclosure of Confidential Information.
4.2    Authorized Disclosure. Notwithstanding the foregoing Section 4.1, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary to comply with applicable governmental laws and regulations, court orders or other legal requirements, including filings with the U.S. Securities Exchange Commission and comparable governmental agencies applicable to the Parties; provided that the Receiving Party shall give reasonable advance notice to the Disclosing Party of such disclosure and shall seek confidential treatment of such Confidential Information to the fullest extent possible and/or shall use reasonable efforts to cooperate with the Disclosing Party in its efforts to secure confidential or protective treatment of such Confidential Information.
4.3    Terms of this Agreement. Neither Party may disclose to any third party the terms and conditions of this Agreement without the other Party’s prior written consent, except: (a) as required by any court or other governmental body or as otherwise required by law; (b) in connection with the requirements of a public offering or securities filing, provided the disclosing Party shall endeavor to obtain confidential treatment of financial and trade secret information contained herein; (c) under appropriate conditions of confidentiality, to sublicensees (including potential or actual Additional Licensees), subcontractors, accountants, legal counsel, banks, existing or potential investors or other financing sources and their advisors; or (d) under appropriate conditions of confidentiality, in connection with a merger or acquisition or proposed merger or acquisition, or the like.
4.4    Return of Confidential Information. Confidential Information shall remain the property of the Disclosing Party. Upon expiration or earlier termination of this Agreement, the Receiving Party shall immediately cease to use the Disclosing Party’s Confidential Information and, at the Disclosing Party’s option, either return to the Disclosing Party or destroy all data, drawings, memoranda, notes and other written materials (including summaries, records, descriptions, modifications, drawings and adaptations that have been made from any such materials), together with any magnetic media and computer stored information, including any copies thereof, embodying or containing any of the Disclosing Party’s Confidential Information in the possession or control of the Receiving Party or its Affiliates, consultants or agents; provided, however, that one (1) copy of such Confidential Information may be retained on a confidential basis only for archival purposes or as reasonably necessary to exercise any surviving rights hereunder. Any destruction pursuant to the preceding sentence shall be promptly confirmed in writing. The return or destruction of Confidential Information as provided herein shall not relieve the Receiving Party of its obligations under this Agreement.
4.5    Remedies. The Parties understand and agree that, in the event of any actual or threatened breach of this Article 4, the Disclosing Party may suffer an irreparable injury such that monetary damages may be inadequate to compensate the Disclosing Party for such breach. Accordingly, the Parties agree that, in addition to all other rights and remedies at law and in equity that might be available to the Disclosing Party, in the event of any actual or threatened breach of this Article 4 the Disclosing Party shall be entitled to injunctive relief, without the need to post a bond or prove actual damages, in order to prevent or to restrain any such breach by the Receiving Party, any of its Affiliates, or any other Person directly or indirectly acting for, on behalf of, or with the Receiving Party.
5.    REPRESENTATIONS AND WARRANTIES; AQUABEAM COVENANT.
5.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, all such representations and warranties being as of the Effective Date:
(a)    it has full power and authority to enter into this Agreement and to perform its obligations and grant the rights and licenses granted by it under this Agreement;
(b)    it has taken all action necessary for the lawful execution, delivery and performance of this Agreement, the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action, and this Agreement is legally binding upon it and enforceable in accordance with its terms;

(c)    the execution, delivery and performance of this Agreement by it do not violate, conflict with or constitute a default under any agreement or instrument (including its corporate charter or other organizational documents) to which it is a party or by which it may be bound, or, to its knowledge, any applicable law, regulation or order of any court or other tribunal; and
(d)    to its knowledge, none of the Foundational Patents infringes, and it has not received any written notice that the Foundational Patents or the practice of any of the Foundational Patents infringe, any intellectual property right of any third Person and, to its knowledge, there is no infringement by any third Person of any of the Foundational Patents.
5.2    Limitations. Neither Party warrants or represents, and nothing in this Agreement shall be construed as a warranty or representation by either Party:
(a)    as to the validity, scope or enforceability of any patent within the Licensed Patents;
(b)    that anything developed, made, used, sold, offered for sale, imported or otherwise created, conceived or disposed of under any license granted hereunder is or shall be free from infringement or violation of any patent or other intellectual property rights of third parties; or
(c)    that either Party will bring or agrees to bring or prosecute actions or suits against third parties for infringement of any patent within the Licensed Patents.
5.3    No Other Representations. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS OR TITLE. WITHOUT LIMITING THE FOREGOING AND SUBJECT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT, ALL LICENSES GRANTED HEREUNDER ARE GRANTED “AS IS,” AND EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION, WARRANTY OR GUARANTEE THAT COMMERCIALIZATION OF ANY LICENSED PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.
5.4    AquaBeam Covenant. AquaBeam agrees that it shall not grant to any non-Affiliate Person (including an Additional Licensee) any rights with respect to the Licensed Patents that, taken as a whole, are more beneficial to such Person in comparison to the rights granted to Procept hereunder, unless (a) Procept gives prior written approval of the same, or (b) Procept is granted, in writing, the same beneficial rights (and related obligations) at the same time as the grant of rights to such Person.
6.    LIMITATION OF LIABILITY.
6.1    No Indirect Damages. EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES OR LIABILITIES, INCLUDING WITHOUT LIMITATION SUCH DAMAGES OR LIABILITIES FOR LOSS OF REVENUE, LOSS OF BUSINESS, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOSS OF PROFITS, OR COST OF CAPITAL, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT OR OTHERWISE, EVEN IF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
6.2    No Liability. In no event shall AquaBeam be responsible or liable for any loss, claim, damage or liability, of any kind or nature whatsoever, which may arise from or in connection with Procept’s exercise of the license under this Agreement, including in connection with any commercialization of Licensed Products in the Field by Procept, its sublicensees, contractors, employees, directors, agents or representatives, or otherwise in connection with Procept’s use or exploitation of the Licensed Patents. In no event shall Procept be responsible or liable for any loss, claim, damage or liability, of any kind or nature whatsoever, which may arise from or in connection with AquaBeam’s exercise of the license under this Agreement, including in connection with any commercialization of AquaBeam Products outside the Field by AquaBeam, its sublicensees, contractors, employees, directors, agents or representatives, or any Additional Licensee, or otherwise in connection with AquaBeam’s use or exploitation of its rights under the Procept Patents.
7.    INDEMNIFICATION.
7.1    Procept Indemnification. Procept shall indemnify, defend and hold harmless AquaBeam and its directors, officers, employees and agents from and against any and all claims, suits, and causes of action brought by a third party and all associated losses, damages, liabilities, costs, fees, and expenses, including attorney fees and litigation costs, resulting from or arising out of or in connection with the manufacture, handling, labeling, packaging, use, sale, transportation, storage or other disposition of Licensed Products by Procept or its sublicensees, contractors, employees, directors, agents or representatives, whether based on breach of warranty, negligence, product liability or otherwise, in all cases whether under the Original License Agreement or this Agreement.
7.2    AquaBeam Indemnification. AquaBeam shall indemnify, defend and hold harmless Procept and its directors, officers, employees and agents from and against any and all claims, suits, and causes of action brought by a third party and all associated losses, damages, liabilities, costs, fees, and expenses, including attorney fees and litigation costs, resulting from or arising out of or in connection with the manufacture, handling, labeling, packaging, use, sale, transportation, storage or other disposition of AquaBeam Products by AquaBeam or its sublicensees (including any Additional Licensee), contractors, employees, directors, agents or representatives, whether based on breach of warranty, negligence, product liability or otherwise, in all cases whether under the Original License Agreement or this Agreement.
8.    TERM AND TERMINATION.
8.1    Term. The term of this Agreement (“Term”) shall commence on the Original Effective Date and, unless earlier terminated provided in this Article 8, shall remain in effect, on a country-by-country basis, until the later of (a) the last-to-expire Valid Claim, or (b) the last-to-expire Procept Patent Valid Claim.
8.2    Termination for Breach. If either Party (the “Breaching Party”) materially breaches any of its representations, warranties, covenants or obligations under this Agreement, the other Party (the “Non-Breaching Party”) shall have the right, at its sole election, to terminate this Agreement upon providing ninety (90) days’ (or thirty (30) days’ in the case of breach for non-payment) written notice to the Breaching Party, such notice specifying the alleged breach in reasonable detail; provided, however, that if the Breaching Party shall cure the breach within the ninety (90) or thirty (30) day period, as applicable, this Agreement shall continue in full force and effect. Notwithstanding the foregoing, in the event the Breaching Party disputes in good faith the existence, nature or extent of a breach under this Agreement, the Non-Breaching Party shall not have the right to terminate this Agreement unless and until (a) a final determination is made, through the dispute resolution provisions of Article 9, that the Breaching Party materially breached this Agreement, and, (b) in the case where such a final determination is made, the Breaching Party thereafter fails to cure such breach within the applicable time period set forth in this Section 8.2. All amounts not in dispute shall continue to be timely paid.
8.3    Termination for Bankruptcy. Either Party may terminate this Agreement, effective immediately upon giving written notice to the other Party, if the other Party the “Bankrupt Party”): (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets; (b) is served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, which petition is not dismissed within ninety (90) days after the filing thereof; (c) has a warrant of attachment, execution, or similar process issued against it, filed in any insolvency proceeding and not dismissed or stayed within ninety (90) days after the filing thereof; (d) proposes to be a party to any dissolution or liquidation; or (e) makes an assignment for the benefit of creditors.

8.4    Effects of Termination and Expiration.
8.4.1    Survival. The following provisions will remain in full force and effect after the expiration or termination of this Agreement: Article 1 (Definitions) to the extent definitions are embodied in the following provisions; Article 4 (Confidentiality); Section 5.3 (Disclaimers); Article 6 (Limitation of Liability); Article 7 (Indemnification); Section 8.4 (Term and Termination); Section 8.5 (Rights in Bankruptcy); Article 9 (Disputes; Governing Law); and Section 10 (General Provisions).
8.4.2    Accrued Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination, including, without limitation, the obligation to make payments in connection with activities commenced or performed before such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of any Party against the any other Party accrued or accruing under this Agreement before expiration or termination.
8.5    Rights in Bankruptcy. All licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Without limiting the foregoing, the step-in rights granted to each Party as a licensee under Sections 3.1, 3.2 and/or 3.3 shall be deemed license rights of such Party. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code (the “Subject Party”), which proceeding is not terminated or withdrawn within ninety (90) days after such commencement, the Party that is not a party to such proceeding (the “Non-Subject Party”) shall be entitled (unless the Subject Party elects to continue to perform all of its obligations under this Agreement) to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property necessary to exercise its license rights granted hereunder, which, if not already in the Non-Subject Party’s possession, shall be promptly delivered to the Non-Subject Party (a) after ninety (90) days following any such commencement of a bankruptcy proceeding, upon the Non-Subject Party’s written request therefor (unless the Subject Party elects to continue to perform all of its obligations under this Agreement), or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Subject Party, upon written request therefor by the Non-Subject Party.
9.    DISPUTES; GOVERNING LAW.
9.1    Parties’ Objective. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to a Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising from, concerning or in any way relating to this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 9 if and when a dispute arises under this Agreement.
9.2    Dispute Resolution. The Parties shall attempt in good faith to resolve any and all disputes that arise between them under this Agreement promptly, voluntarily and amicably. Any dispute arising between the Parties relating to, arising out of, or in any way connected with this Agreement, including pertaining to any term or condition hereof, or the performance by either Party of its obligations hereunder, or the existence of a material breach or the right to terminate this Agreement under Section 8.2, (a “Dispute”), whether before or after expiration or termination of this Agreement, which is not settled by the Parties within thirty (30) days after written notice of such Dispute is first given by a representative of one Party to the other Party in writing, will be referred to a senior executive designated by AquaBeam and a senior executive designated by Procept who are authorized to settle such Dispute on behalf of their respective companies (“Senior Executives”). The Senior Executives shall schedule a meeting within thirty (30) days after such matter is referred to them and shall attempt to resolve the Dispute by good faith negotiations within thirty (30) days after their first meeting. If the Senior Executives fail to resolve the Dispute within thirty (30) days after their first meeting, the Parties may mutually agree to resolve such Dispute through other informal procedural means, including, but not limited to, referral to an independent, neutral third party expert or mediation, arbitration and/or any other procedure(s) upon which the Parties mutually agree. Each Party agrees that, prior to resorting to litigation to resolve any Dispute, it will confer in good faith with the other Party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the Dispute. Notwithstanding the foregoing, nothing in this Section 9.2 shall be construed to waive any rights or the timely performance of any obligations existing under this Agreement.
9.3    Governing Law; Judicial Resolution. This Agreement, and the resolution of all Disputes and any remedies relating thereto, shall be governed by and construed in accordance with the substantive laws of the State of California, without regard to conflict of laws rules. Subject to Section 9.2, if either Party resorts to litigation to resolve a Dispute, each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of general jurisdiction of the State of California and the United States District Court for the Northern District of California (collectively, the “Courts”) for any such litigation, and each Party agrees not to commence any litigation except in the Courts. Each Party hereby waives any other venue to which it may be entitled by virtue of domicile or otherwise.
10.    GENERAL PROVISIONS.
10.1    Notices. All notices, requests, consents and other communications given or made by a Party under this Agreement shall be in writing and shall be deemed given (a) three (3) days after mailing when mailed (by registered or certified mail, postage paid, only), (b) on the date sent when made by facsimile transmission with confirmation of receipt, or (c) on the date received when delivered in person or by overnight commercial courier. All notices shall be provided to the address set forth below or such other place as such Party may from time to time designate in writing. Each Party may alter its address set forth below by notice in writing to the other Parties.

AquaBeam:	AquaBeam LLC 2995 Woodside Road, Suite 100 Woodside, California 94062 Phone: Fax: Attn: Rodney Perkins

Procept:	PROCEPT BioRobotics Corporation 900 Island Dr #210, Redwood City, CA 94065 Phone: (650) 232-7200 Attn: A. Nikolai Aljuri
10.2    Export Controls. This Agreement is made subject to any restrictions concerning the export of materials and intellectual property from the United States which may be imposed upon or related to either Party from time to time by the Government of the United States. Without limiting the foregoing, neither Party will or will allow its Affiliates to export, directly or indirectly, any intellectual property of the other Party or any product utilizing such intellectual property to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.
10.3    Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any provision of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected Party and without such Party’s fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event.

10.4    Relationship between the Parties. The relationship between the Parties by virtue of this Agreement is solely that of independent contractors. Neither Party nor its employees, agents or representatives shall be considered agents, partners, franchisees, employees, owners, or representatives of the other Party or parties to a joint venture by virtue of this Agreement. Neither Party has the authority, and neither Party shall act or represent itself, directly or by implication, as having the authority to bind or create any obligation or liability on behalf of the other Party.
10.5    Assignment. Procept may not assign or transfer this Agreement, or any rights or obligations under this Agreement, without the prior written consent of AquaBeam, and any attempt to do so without such consent will be void. Notwithstanding the foregoing, however, Procept may, with written notice to AquaBeam but without AquaBeam’s consent, assign or transfer this Agreement and Procept’s rights and obligations hereunder to a successor of all or substantially all of Procept’s assets, stock or business to which this Agreement relates (whether by sale, acquisition, merger, operation of law or otherwise), so long as such successor shall assume (expressly in writing or by operation of law) the performance of all of the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
10.6    Severability. If one or more provisions in this Agreement are ruled entirely or partly invalid or unenforceable by any court or governmental authority of competent jurisdiction, then: (a) all provisions not ruled to be invalid or unenforceable shall remain unaffected; (b) the effect of such ruling shall be limited to the body making the ruling; and (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the Parties shall reform the provision(s) to the minimum extent necessary to render them valid and enforceable in conformity with the Parties’ intent as manifested herein.
10.7    Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a writing that is signed by duly authorized representatives of both Parties and that specifically identifies the provision or provisions of this Agreement being amended, modified or supplemented. No term or provision hereof will be considered waived by either Party, and no breach excused by either Party, unless such waiver or consent is in writing signed on behalf of the Party against whom the waiver is asserted. Without limiting the foregoing, no consent by either Party to, or waiver of, a breach by the other Party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by the other Party.
10.8    Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with the negotiation and drafting of this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.
10.9    Counterparts; Facsimile Signatures. This Agreement may be executed by original or facsimile signature in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, neither signatory hereto shall be bound until both Parties have duly executed or caused to be duly executed (by original or facsimile signature) a counterpart of this Agreement. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.
10.10    Entire Agreement. This Agreement, including all exhibits to this Agreement, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or simultaneous representations, discussions, proposals, negotiations, letters of intent, and agreements, whether oral, written or based on a course of dealing or performance, with respect to the subject matter hereof, including the Original License Agreement, which is superseded and replaced in its entirety by this Agreement.
10.11    Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed and delivered this Amended and Restated Exclusive License Agreement to be effective as of the Original Effective Date.

AquaBeam LLC	PROCEPT BioRobotics Corporation

/s/ Nikolai Aljuri, Ph.D	/s/ Alaleh Nouri
Signature	Signature

Nikolai Aljuri, Ph.D.	Alaleh Nouri
Name	Name

Managing Partner	SVP, General Counsel & Corporate Secretary
Title	Title
SIGNATURE PAGE TO AQUABEAM-PROCEPT LICENSE AGREEMENT